UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): June 9, 2015

Torchlight Energy Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36247	74-3237581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093

(Address of principal executive offices)

Telephone – (214) 432-8002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02  Unregistered Sales of Equity Securities.

As previously disclosed on June 5, 2015 in our current report on Form 8-K, on June 2, 2015, we entered into a Securities Purchase Agreement with certain accredited investors to sell shares of Series A Convertible Preferred Stock.  On June 9, 2015, the transactions contemplated by the Securities Purchase Agreement closed, and we sold a total of 98,000 shares of the Series A Convertible Preferred Stock at a purchase price of $100 per share, for total consideration $9,800,000 (the designation for this series is described below).  As part of the sale, we provided each investor 20% warrant coverage and accordingly issued the investors a total of 1,704,348 five-year warrants to purchase shares of our common stock at an exercise price of $1.40 per share.  The warrants provide that, until stockholder approval is obtained, holders may not exercise if such exercise will result in such holder beneficially owning in excess of 19.9% of our common stock.

On June 5, 2015, we filed a Certificate of Designation with the Secretary of State of Nevada.  The designations, preferences, limitations, restrictions and relative rights of the Series A Convertible Preferred Stock are as follows: (i) a stated value of $100 per share; (ii) mandatory conversion one year after issuance (provided no insolvency event has occurred and subject to the restriction described in the following clause “(iv)”), with each holder having the right to convert at its election any time before that; (iii) a conversion price of $1.15 per shares of common stock; (iv) until stockholder approval is obtained, holders may not convert (and there shall not be any mandatory conversion) if such conversion will result in such holder beneficially owning in excess of 19.9% of our common stock; (v) a dividend in an annual amount equal to 12% on the outstanding stated value of each share payable in common stock or cash at the holder’s election; (vi) each holder shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of Series A Convertible Preferred Stock could be converted; (vii) in the event of any voluntary or involuntary liquidation, dissolution or winding up, the holders will be entitled to be paid out of the assets available for distribution to our stockholders, before any payment is be made to the holders of common stock; and (viii) the holders will have the right to participate in up to 100%, in the aggregate, on a pro-rata basis, of any subsequent private placement offerings by us of our equity securities, on identical terms and conditions as set forth in such subsequent offering for so long as the holder owns the Series A Convertible Preferred Stock.

The securities in the offering were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder, including Regulation D.  The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuance of the securities was an isolated private transaction; (ii) a limited number of securities was issued to a limited number of purchasers; (iii) there were no public solicitations; (iv) each purchaser represented that it was an “accredited investor”; (v) the investment intent of the purchasers; and (vi) the restriction on transferability of the securities issued.

Item 3.03 Material Modification to Rights of Security Holders.

Reference is made to the disclosure set forth above under Item 3.02 of this current report, which disclosure is incorporated herein by reference.  Reference is also made to the Certificate of Designation included as Exhibit 4.1 to this current report, the disclosure in which is incorporated herein by reference.

Item 8.01 Other Events.

In connection with the closing of the Securities Purchase Agreement described above in Item 3.02, we have reached a final agreement with the agent for the holders of the 12% Series A Secured Convertible Promissory Notes (the “Senior Notes”).  We will use proceeds from the offering to pay off the Senior Note holders in full, and the note holders will release all liens and security interests.

Further, we will bring current our payment obligations with the 12% Series B Convertible Unsecured Promissory Notes using proceeds from the offering.  The remaining proceeds from the offering will be used for working capital.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

Exhibit 4.1	Certificate of Designation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torchlight Energy Resources, Inc.

Date: June 9, 2015	By: /s/ John Brda
John Brda
President